Exhibit 99.2

Contact:	Investor Relations
W. Douglass Harris
William Lyon Homes
(949) 833-3600

WILLIAM LYON HOMES ANNOUNCES PRICING OF

$150,000,000 OF 7 5/8% SENIOR NOTES

NEWPORT BEACH, CA—November 15, 2004—William Lyon Homes (NYSE: WLS) announced today that its principal operating company and wholly-owned subsidiary, William Lyon Homes, Inc., has priced $150,000,000 principal amount of its Senior Notes. The Notes are to bear interest at the rate of 7 5/8% and mature on December 15, 2012. The Notes will be guaranteed by William Lyon Homes and certain of its subsidiaries. The Company expects the sale to close on November 22, 2004.

William Lyon Homes, Inc. plans to use the gross proceeds from the offering of the Notes to repay certain indebtedness under revolving credit facilities (including amounts drawn and provided to the Company to fund a common stock repurchase), to pay related fees, commissions and other expenses and for other general corporate purposes.

The Notes were offered in the United States to qualified institutional buyers pursuant to Rule 144A and outside the United States in compliance with Regulation S of the Securities Act of 1933. The Notes have not and will not be registered under the Securities Act, and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of, the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities. There will not be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.

William Lyon Homes is one of the oldest and largest homebuilders in the Southwest with development communities in California, Arizona and Nevada. The Company’s corporate headquarters are located in Newport Beach, California.

Certain statements contained in this release that are not historical information contain forward-looking statements. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. Further, certain forward-looking statements are based on assumptions of future events which may not prove to be accurate. Factors that may impact such forward-looking statements include, among others, changes in general economic conditions and in the markets in which the Company competes, terrorism or hostilities involving the United States, changes in mortgage and other interest rates, changes in prices of homebuilding materials, weather conditions, the occurrence of events such as landslides, soil subsidence and earthquakes that are uninsurable, not economically insurable or not subject to effective indemnification agreements, the availability of labor and homebuilding materials, changes in governmental laws and regulations, the timing of receipt of regulatory approvals and the opening of projects, and the availability and cost of land for future development, as well as the other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.

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